Exhibit 4(d)

Protective Life Insurance Company
Home Office: Nashville Tennessee

Please send the application and check to:
	Overnight	Postal Mail
	Annuity New Business	Annuity New Business
	2801 Highway 280 South	P.O. Box 10648
Modified Guaranteed Annuity Application	Birmingham, AL 35223	Birmingham, AL 35202-0648

Owner/Participant 1	Name, Street, City, State, ZIP	☐ Male	☐ Female

		Birthdate	/ /
M M D D Y Y Y Y

Tax ID/SSN

Owner/Participant 2	Name, Street, City, State, ZIP	☐ Male	☐ Female
(if applicable)
		Birthdate	/ /
M M D D Y Y Y Y

Tax ID/SSN

Annuitant	Name, Street, City, State, ZIP	☐ Male	☐ Female
(if different than Owner/Participant 1)
		Birthdate	/ /
M M D D Y Y Y Y

Tax ID/SSN

Primary Beneficiary (if there is no surviving Owner)

Name	Relationship	%

Use “Special Remarks” for additional Primary Beneficiary information.

Contingent Beneficiary

Name	Relationship	%

Use “Special Remarks’ for additional Contingent Beneficiary information.

Total Annuity Deposit:	$	Guaranteed Period:	years.
(min. $25,000)

Funding:	☐ Cash	☐ 1035 Exchange	☐ Direct Rollover	☐ Indirect Rollover	☐ Transfer
(choose one)

For 1035 Exchanges, Rollovers and Transfers, only:

•      Estimated total amount exchanged or transferred:  $

•      Rate Lock?

☐  Yes, please lock the current interest rates for 60 days.

☐  No, please use the interest rate in effect as of the date the funds are received at Protective.

Important information about the Rate Lock.  If you select “Yes” and we receive the funds within 60 days of the date we received this application, we will apply the rates in effect on the date we received the application (regardless of the rates in effect when we receive the funds).  If you select “No”, or if we receive the funds after the 60-day Rate Lock period, we will apply the rates in effect on the date we receive the funds.

Plan Type:	☐ Non-Qualified	☐ Traditional IRA	☐ Roth IRA	☐ Other
(choose one)

If an IRA purchase payment includes new contributions, please complete:

$ (Amount) (Current Tax Year)	$ (Amount) (Previous Tax Year)

Replacement & Other:
•	Do you currently have an annuity contract or life insurance policy?	☐ Yes	☐ No
•	Will this annuity change or replace an existing life insurance policy or annuity contract?	☐ Yes	☐ No
(If yes, please provide the company name and policy or contract number in “Special Remarks”.)
•	Have you purchased any other Protective Life annuity contracts this calendar year?	☐ Yes	☐ No

An annuity contract is not a deposit or obligation of, or guaranteed by, any bank or financial institution.  It is not insured by the Federal Deposit Insurance Corporation or any other government agency and is subject to investment risk, including the possible loss of principal.

IPD-2081	ST 3/09

NOTICE TO RESIDENTS OF AZ: On written request you may ask us to provide you within ten business days, or 30 calendar days if you are 65 or older, additional factual information regarding the benefits and provisions of this Contract. If for any reason you are not satisfied, you may cancel the Contract within that period by returning the Contract to our office, or the agent who sold it with a written request for cancellation. Return of this Contract by mail is effective on receipt by us. The returned Contract will be treated as if we had never issued it.  We will promptly return your Purchase Payment.

NOTICE TO RESIDENTS OF CA (AGE 60 AND OLDER): YOU HAVE PURCHASED AN ANNUITY CONTRACT. REVIEW IT CAREFULLY FOR LIMITATIONS. YOU MAY CANCEL THE CONTRACT WITHIN 30 DAYS OF THE DATE YOU RECEIVE IT BY RETURNING IT TO THE INSURANCE COMPANY OR THE AGENT WHO SOLD YOU THE CONTRACT. WE WILL REFUND YOUR PREMIUM. AFTER 30 DAYS, CANCELLATION OF THE CONTRACT MAY RESULT IN A SUBSTANTIAL PENALTY, KNOWN AS A SURRENDER CHARGE.

NOTICE TO RESIDENTS OF CO: It is unlawful to knowingly provide false, incomplete or misleading facts or information to an insurance company for the purpose of defrauding or attempting to defraud the company.  Penalties may include imprisonment, fines, denial of insurance and civil damages.  Any insurance company or agent of an insurance company who knowingly provides false, incomplete or misleading facts or information to a policy holder or claimant for the purpose of defrauding or attempting to defraud the policy holder or claimant with regard to a settlement or award payable from insurance proceeds shall be reported to the Colorado Division of Insurance within the Department of Regulatory agencies.

NOTICE TO RESIDENTS OF FL:  ANY PERSON WHO KNOWINGLY AND WITH INTENT TO INJURE, DEFRAUD OR DECEIVE AN INSURER, FILES A STATEMENT OF CLAIM OR APPLICATION CONTAINING ANY FALSE, INCOMPLETE OR MISLEADING INFORMATION IS GUILTY OF A FELONY IN THE THIRD DEGREE.

NOTICE TO RESIDENTS OF NJ:  Any person who includes any false or misleading information on an application for an insurance policy is subject to criminal and civil penalties.

NOTICE TO RESIDENTS OF AR, DC, KY, LA, ME, MD, NM, OH, OK, PA AND TN:  Any person who knowingly and with intent to defraud any insurance company or other person, files an application for insurance or statement of claim containing any materially false information or conceals for the purpose of misleading, information concerning any fact material thereto commits a fraudulent insurance act, which is a crime and subjects such person to criminal and civil penalties.

Special Remarks

NOT INSURED BY ANY GOVERNMENT AGENCY •  NO BANK GUARANTEE • NOT A DEPOSIT

I understand this application will become part of the annuity contract.  The information I provided is true and correct to the best of my knowledge and belief.  The Company deems my statements as representations and not warranties.  The Company may accept instructions from any Owner/Participant on behalf of every Owner/Participant.  If this application is declined, the Company shall have no liability except to return the annuity deposit.

I understand the Contract/Certificate contains a market value adjustment.

Application signed at:		on
	(City and State)		(Date)

Owner/Participant 1:	Owner/Participant 2:

Any Owner/Participant daytime phone #:	Annuitant:
(If not an Owner/Participant)

Federal law requires the following notice:  We may request or obtain additional information to establish or verify your identity.

Producer Report

To the best of your knowledge and belief, does the applicant have any existing life insurance policy or annuity contract?	☐ Yes	☐ No
To the best of your knowledge and belief, does this annuity purchase change or replace any existing annuity or life insurance?	☐ Yes	☐ No
I have given a current Prospectus to the Owner/Participant named in this application.	☐ Yes	☐ No

I determined the suitability of this annuity product to the applicant’s financial objectives and situation by inquiring into the applicant’s:

☐ financial status	☐ tax status	☐ investment objectives	☐ other relevant information

* Comments:

Type of unexpired government-issued photo I.D used to verify the applicant’s identity?	#

I certify that I have truly and accurately recorded on this application the information provided to my by the applicant.

Sign Producer Name:	Print Producer Name:
Producer #:	Agency /Brokerage:
Producer Phone #:	FL Lic. # (if applicable)